                                     FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

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                    1. NAME AND ADDRESS OF REPORTING PERSON*

                           Oliver   Adam    Michael

                           (LAST)  (FIRST)  (MIDDLE)

                       c/o White, Coad, Kapusta & Oliver
                                 6 Stover St. N

                                    (STREET)

                  Norwich      Ontario, Canada           N0J 1P0

                   (CITY)         (STATE)                 (ZIP)

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              2. DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

                                December 9, 1999

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   3. IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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                   4. ISSUER NAME AND TICKER OR TRADING SYMBOL

                 Environmental Solutions Worldwide, Inc. (ESWW)

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                  5. RELATIONSHIP OF REPORTING PERSON TO ISSUER
                             (CHECK ALL APPLICABLE)

                     [X] DIRECTOR                [ ] 10% OWNER
               [X] OFFICER (GIVE TITLE BELOW)    [_] OTHER (SPECIFY BELOW)

                                    President

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               6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

                     [X] FORM FILED BY ONE REPORTING PERSON

                [_] FORM FILED BY MORE THAN ONE REPORTING PERSON


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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


                                                        3. Ownership Form:
                             2. Amount of Securities       Direct (D) or
1. Title of Security            Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                   (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
none

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

   * IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION
                                  5(b)(v).

  REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY
                        OWNED DIRECTLY OR INDIRECTLY.

                                   (OVER)
                               (FORM 3-07/98)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------    4. Conver-       Security:
                            (Month/Day/Year)                               Amount           sion or       Direct      6. Nature of
                         ----------------------                            or               Exercise      (D) or         Indirect
                         Date       Expira-                                Number           Price of      Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative    (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security      (Instr. 5)     (Instr. 5)
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
         none
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===================================================================================================================================

                           EXPLANATION OF RESPONSES:


                /s/ ADAM MICHAEL OLIVER                   12/20/99

                  **SIGNATURE OF REPORTING PERSON         DATE

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
                                 VIOLATIONS.

                  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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